CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Lincoln Variable Insurance Products Trust of our reports dated February 14, 2022, relating to the financial statements and financial highlights, which appear in JPMorgan Insurance Trust Core Bond Portfolio, JPMorgan Insurance Trust U.S. Equity Portfolio, JPMorgan Insurance Trust Mid Cap Value Portfolio and JPMorgan Insurance Trust Small Cap Core Portfolio’s Annual Reports on Form N-CSR for the year ended December 31, 2021. We also consent to the references to us under the headings “Comparison of Other Service Providers” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

January 26, 2023